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                                                                    EXHIBIT 21.0

                      THE CHEESECAKE FACTORY INCORPORATED

LIST OF SUBSIDIARIES:

Cheesecake Corporation of America, a California corporation
Great World Foods, Inc., a California corporation
The Houston Cheesecake Factory Corporation, a Texas corporation